                                                                    Exhibit 23.7



         We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement No. 333-62931 (Form S-3) of Intermedia Communications Inc. of our report, which contains an explanatory paragraph relating to Shared Technologies Cellular, Inc.'s ability to continue as a going concern, dated March 11, 1997, on our audits of the consolidated balance sheets of Shared Technologies Cellular, Inc. and Subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, which report is included as an exhibit to the Form 10-K/A for the year ended December 31, 1997 of Intermedia Communications Inc.



                                      /s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey

January 26, 1999